Exhibit 99.1
INSULET REPORTS SECOND QUARTER 2008 RESULTS
New Patients Shipments up More than 35% Compared to the previous Quarter
Production Reaches 200,000 OmniPods per Month
BEDFORD, MA, August 12, 2008 — Insulet Corporation (NASDAQ: PODD), the leader in patch pump technology with its OmniPod® Insulin Management System, today announced financial results for the second quarter and six months ended June 30, 2008.
Second quarter 2008 reported revenue increased 131% to $7.4 million compared to $3.2 million in the second quarter of 2007. During the second quarter of 2008, approximately 1,650 new patients began using the OmniPod System, an increase of more than 35% compared to the first quarter.
On a sequential basis, reported revenue increased 11% compared to the first quarter of 2008. Beginning in the first quarter of 2008, the Company changed its estimate of deferred revenue resulting in a positive impact in the first quarter of 2008 and a smaller negative impact in the second quarter of 2008. When adjusted for the change in deferred revenue, the underlying sequential growth in non-GAAP revenue was 38% from the first to the second quarter of 2008. See “Non-GAAP Financial Information” below for a reconciliation of the GAAP financial measure to the non-GAAP financial measure.
Net loss for the second quarter of 2008 was $23.9 million, or $0.87 per share, compared to a net loss of $12.7 million or $0.99 per share, for the second quarter of 2007. Total operating expenses increased to $19.8 million in the second quarter of 2008, compared to $8.7 million in the second quarter of 2007. Most of the increase in operating expenses was related to higher sales and marketing expenses, reflecting the significant expansion of the Company’s sales organization this year.
The Company recorded $1.5 million in interest expense as a result of the repayment and termination of its term loan in the second quarter of 2008.
“Our impressive jump in manufacturing production and new customer growth reflect our unwavering focus on expanding our commercial footprint,” said Duane DeSisto, Insulet’s president and chief executive officer.  “In the second quarter, we strengthened our sales and marketing infrastructure, achieving nationwide sales force coverage to respond to the growing demand for the OmniPod System. We also increased our direct to consumer marketing initiatives, and, in this quarter, implemented a broad sampling program with our unique Product Demonstration Kit. Looking ahead, we continue to believe that our innovative and easy-to-use product is well positioned to address a significant, unmet need in the diabetes therapy market.”

For the six months ended June 30, 2008, revenue increased 170% to $14.1 million from $5.2 million for the same period of 2007. Net loss for the first six months of 2008 was $43.8 million, or $1.59 per share, compared to a net loss of $24.2 million, or $3.63 per share, for the same period in 2007. Operating expenses for first six months of 2008 increased to $36.5 million from $17.0 million for the same period in 2007, primarily driven by increased sales and marketing expenses.
Reported revenue for the first six months of 2008 was favorably impacted by $1.1 million due to a change in the Company’s estimate of deferred revenue.
As of June 30, 2008, the Company’s cash and cash equivalents totaled $99.1 million, compared to $94.6 million as of December 31, 2007.
Recent Highlights
•	The Company’s production capacity reached 200,000 Pods per month in June 2008. Expanding manufacturing capacity is a critical element of the Company’s strategy to increase volume and reduce per unit production costs.

•	Insulet signed a development agreement with Ferring Pharmaceuticals, of Saint Prex, Switzerland, for the first non-diabetes drug delivery application for the OmniPod System.

•	The Company completed a private offering of $85 million in aggregate principal amount of its convertible senior notes due 2013 to qualified institutional buyers. The notes will pay interest semi-annually at a rate of 5.375% per annum and mature on June 15, 2013. The notes will have an initial conversion rate of 46.8467 shares of the Company’s common stock per $1,000 principal amount of the notes, representing an initial conversion price of approximately $21.35 per share of common stock. The Company used approximately $23.2 million of the net proceeds from the offering to repay and terminate its outstanding term loan and intends to use the balance for general corporate purposes.

•	The OmniPod System, with its unique delivery platform, is being utilized in a variety of clinical research initiatives. At the Juvenile Diabetes Research Foundation’s (JDRF) Closed Loop Artificial Pancreas Project (APP) Workshop in July, Claudio Cobelli, Ph.D. of University of Padova, Italy presented the first results from two clinical studies. The studies are utilizing the OmniPod as the insulin delivery device along with a model-predictive, closed-loop control algorithm. Dr. Cobelli reported that the system had demonstrated excellent overnight blood glucose control and no hypoglycemic events.

•	At the 2008 Annual Meeting of the American Association of Diabetes Educators earlier this month, the Endocrine Group and the Albany College of Pharmacy of Albany, NY presented results of a retrospective review titled “Clinical Experience with a Tubeless Insulin Pump System,” concluding that the OmniPod Insulin Management System was safe and effective in improving mean A1C values.

Financial Outlook for 2008
For the full year 2008, the Company is revising its guidance for revenue to be in the range of $36 to $41 million compared to its previous expectation of $40 to $45 million. The Company’s 2008 revenue has been adversely affected primarily by the Company’s slower than anticipated conversion of referrals to patient shipments. The Company is maintaining its previously communicated expectation of achieving a positive gross margin in the fourth quarter of 2008. The Company is revising its expected 2008 net operating loss from the range of $55 to $60 million to in excess of $70 million. Net operating losses have been adversely affected primarily by accelerated spending on various sales and marketing efforts, including samples, as well as higher than expected cost of goods sold.
Conference Call
Insulet will host a conference call on Tuesday, August 12, 2008 at 5.00PM Eastern time to discuss the Company’s second quarter 2008 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-291-5365 for domestic callers and 617-614-3922 for international callers. The passcode is 10752938. A replay of the conference call will be available two hours after the start of the call through August 19, 2008 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 78058481. An online archive of the conference call will also be available by accessing the Investor Information section of the Company’s website at http://investors.insulet.com
Non-GAAP financial information
The Company reports both GAAP revenue and non-GAAP revenue. Non-GAAP revenue is equal to GAAP revenue excluding the impact of a change to the Company’s estimate of deferred revenue. Prior to January 1, 2008, the Company deferred the revenue and related costs of revenue for all initial customer shipments until a 45-day right of return had lapsed. With the accumulation of approximately 2 years of data for sales and return rates, the Company concluded that it had sufficient historical data on which to base its estimated returns from January 1, 2008. The following summary table is provided to improve investors’ understanding of growth in patient volume and product shipments.

	GAAP	Adjustments	Non-GAAP
	(In thousands, unaudited)
Three months ended March 31, 2008	$6,671	(1,211)	$5,460
Three months ended June 30, 2008	$7,417	131	$7,548
Six months ended June 30, 2008	$14,088	(1,080)	$13,008
Revenue reported for the three and six months ended June 30, 2007, were not affected by the change in estimate of deferred revenue.

Forward-Looking Statement
The second quarter 2008 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q report for the three and six months ended June 30, 2008. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, sales and marketing efforts, product demand and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; the Company’s ability to integrate Dexcom’s technology into its product; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its Annual Report on Form 10-K, dated March 18, 2008, which was filed with the Securities and Exchange Commission on March 20, 2008 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion.  Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$7,417	$3,212	$14,088	$5,220
Cost of revenue	9,785	6,899	19,783	11,471

Gross loss	(2,368)	(3,687)	(5,695)	(6,251)
Operating expenses:
Research and development	3,382	2,520	6,306	4,990
General and administrative	5,395	2,798	10,592	5,457
Sales and marketing	10,994	3,404	19,559	6,508

Total operating expenses	19,771	8,722	36,457	16,955

Operating loss	(22,139)	(12,409)	(42,152)	(23,206)

Net interest income (expense)	(1,743)	(273)	(1,604)	(952)

Change in value of preferred stock warrant liability	—	10	—	(74)

Net loss	$(23,882)	$(12,672)	$(43,756)	$(24,232)

Net loss per share basic and diluted	$(0.87)	$(0.99)	$(1.59)	$(3.63)

Weighted-average number of shares used in calculating net loss per share	27,568,296	12,791,190	27,481,292	6,671,807

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Cash	$99,108	$94,588
Total assets	$154,573	$130,741
Deferred revenue	$1,681	$1,350
Total stockholders’ equity	$51,291	$92,275